Prudential Investment Portfolios 2
PGIM Quant Solutions Mid-Cap Index Fund

AMENDMENT TO SUBADVISORY AGREEMENT

This Amendment to Subadvisory Agreement, effective as of December 11, 2023, is entered into between PGIM Investments LLC, formerly known as Prudential Investments LLC (the “Manager”), a New York limited liability company, and PGIM Quantitative Solutions LLC, formerly known as Quantitative Management Associates LLC, a New Jersey limited liability company (“PQS” or the “Subadviser”).

WHEREAS, the Manager entered into a Subadvisory Agreement (the “Subadvisory Agreement”) with the Subadviser with respect to the PGIM Mid-Cap Index Fund, formerly known as PGIM Quant Solutions Mid-Cap Core Fund, formerly known as Prudential QMA Mid-Cap Core Equity Fund (the “Fund”), dated November 1, 2016; and

WHEREAS the Subadviser and the Manager have mutually agreed to revise Schedule A of the Subadvisory Agreement with respect to the Fund, in order to reduce the subadvisory fee rate pursuant to which the Manager compensates the Subadviser for the services provided by the Subadviser to the Fund under the Subadvisory Agreement.

NOW THEREFORE, the parties mutually agree as follows:

1. All references in the Subadvisory Agreement to “Prudential QMA Mid-Cap Core Equity Fund” are changed to “PGIM Quant Solutions Mid-Cap Index Fund.”

2.  Effective December 11, 2023, the subadvisory fee rate appearing in Schedule A of the Subadvisory Agreement is hereby revised as follows with respect to the Fund:

Fund	Annual Fee Rate
PGIM Quant Solutions Mid-Cap Index Fund	0.10% of the Funds’ average daily net assets

3.  The Subadvisory Agreement is unchanged in all other respects.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PGIM Quantitative solutions llc

Signed: /s/ Linda Gibson
Name and Title: Linda Gibson, Chief Executive Officer

PGIM INVESTMENTS LLC

Signed: /s/ Scott Benjamin
Name and Title: Scott E. Benjamin, Executive Vice President